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                             EMPLOYMENT AGREEMENT


      AGREEMENT by and between Golden Books Family Entertainment, Inc. (the "Company"), and Philip Rowley (the "Executive"), effective as of July 1, 1996 (the "Effective Date").

      1. Employment Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter the employ of the Company, commencing on the Effective Date and continuing for a three-year term from such Effective Date, unless terminated earlier in accordance with Section 4 below.

      2. Title and Duties.

            (a) Commencing on the Effective Date and for the remainder of the Employment Term, the Executive shall be an Executive Vice President of the Company, and shall serve as its Chief Operating Officer and Chief Financial Officer with such duties, responsibilities and authority as shall be consistent therewith. The Executive shall be based in New York City.

            (b) During the Employment Term, and excluding any periods of vacation, holiday and sick leave to which the Executive is entitled, the Executive agrees to devote full time during normal business hours to the business and affairs of the Company and to use the Executive's best efforts to perform faithfully and efficiently such responsibilities.

      3. Compensation and Benefits.

            (a) Base Salary. During the Employment Term, the Executive shall receive an annual base salary ("Annual Base Salary") of $500,000 for the first year of the term, $625,000 for the second year of the term, and $750,000 for the third year of the term. The Annual Base Salary shall be paid in equal biweekly installments.

            (b) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year during the Employment Term, an annual bonus (the "Annual Bonus") pursuant to the Company's annual incentive plans (the "Annual Plans"), pro rated in the case of a bonus for any year during which the Executive was employed for less than 12 months. The Executive shall have a target annual bonus of 100% of his Annual Base Salary (the "Target Bonus"), subject in each case to attainment of the performance goals set forth in the Annual Plans. Executive, however, is guaranteed a minimum Annual Bonus of $250,000 for the first year of the Employment Term and $125,000 for the second year of the Employment Term. Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of





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      such Annual Bonus. Notwithstanding the above, it is the intent of the parties hereto that the Annual Plans meet all applicable requirements for the exemption of the payments thereunder from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, including the requirement that the Annual Plans be approved by the shareholders of the Company prior to the payment of any bonuses thereunder. The Board may award the Executive bonuses other than pursuant to the Annual Plans in its discretion.

            (c) Stock Options. The Executive will be granted, as of the Effective date hereof, a stock option (the "Option") to purchase 300,000 shares of the Company's common stock ("Stock"). Executive acknowledges that certain action will need to be taken by the Compensation Committee to effectuate such Option grant. The exercise price with respect to each share of Stock subject to the Option will be the average between the high bid price and low ask price of the Stock on the NASDAQ market on the Effective Date. The Option will become exercisable as to one-third of the shares of Stock subject thereto on the first anniversary of the date of grant, as to an additional one-third of such shares on the second anniversary of the date of grant and as to an additional one-third of such shares on the third anniversary of the date of grant. The Option will have a term of seven years (the "Option Term"). Upon the termination of Executive's employment:

                  (1) by reason of death, the Executive's estate may exercise the Option (to the extent exercisable at the time of death) until the earliest of one year following the Executive's death or the end of the Option Term, following which time the Option shall terminate and be no longer exercisable;

                  (2) by the Company for "cause" or by the Executive
            voluntarily without "good reason" (as each term is defined in Section 4 below), the Option shall terminate and no longer be exercisable on the date the Executive is advised by the Board that he is being terminated for cause, or the effective date of the Executive's voluntary termination without good reason, as applicable; or

                  (3) by the Company without Cause or by the Executive with
            Good Reason, including a Change of Control (as such terms are defined in Section 4(b) below), the Executive may exercise the Option until the earliest of two years following the Executive's termination or the end of the Option Term, following which time the Option shall terminate and be no longer exercisable.

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                  In addition, during the Employment Term the Executive shall be granted such additional options to purchase Stock in amounts no less than 25% of the future stock option entitlements, if any, of the Chairman of the Company as may be determined by the Compensation Committee.

                  Other than as stated above, the Option will be governed by the terms and conditions of the Company's Stock Option Plan and the standard Stock Option Agreement thereunder to be executed by the Executive and the Company.

            (d) Incentive, Savings and Retirement Plans. During the Employment Term, the Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, if any, that are applicable generally to other senior executives of the Company and its affiliated companies.

            (e) Welfare Benefit Plans. During the Employment Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs, if any) that are applicable generally to other senior executives of the Company and its affiliated companies. It is acknowledged that the Executive's level of participation in these plans shall be consistent with an executive of his stature in the Company's industry.

            (f) Expenses. During the Employment Term, the Company shall pay or promptly reimburse the Executive for all business expenses upon presentation of receipts therefor in accordance with the normal practices of the Company. It is acknowledged that the Executive will incur expenses consistent with an executive of his stature in the Company's industry.

            (g) Fringe Benefits. During the Employment Term, the Executive shall be entitled to fringe benefits appropriate to an executive of Executive's stature in the Company's industry, including an automobile allowance of $2,000.00 per calendar month to cover the cost of obtaining, insuring and maintaining an automobile of Executive's choice. The Company also shall pay the Executive's reasonable legal fees for preparation and review of this Employment Agreement and shall reimburse the Executive, up to $7500.00 per year, for personal legal and tax counsel in connection with Company stock option plans, etc.



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            (h) Vacation and Holidays. During the Employment Term, the
      Executive shall be entitled to four weeks of paid vacation per year and all other paid holidays given to employees of the Company.

      4. Termination of Employment.

            (a) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean: (i) the conviction of, or pleading guilty to, a felony or crime involving moral turpitude, or (ii) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates after a written demand for substantial performance is delivered to the Executive by the Board, which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties; or (iii) a disability that prohibits the Executive from substantially meeting his responsibilities as a senior executive of the Company on a full-time basis for 90 out of 120 consecutive business days.

            (b) (1) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean in each case, without the Executive's prior written consent:

                  (i) the assignment to the Executive of any duties
            inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (ii) any failure by the Company to comply with any of the
            compensation and benefits provisions of Section 3 of this Agreement, other than failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (iii) the Company's requiring the Executive to be based at any office or location outside New York City;

                  (iv) any failure by the Company to comply with and satisfy any covenant or agreement contained in this Agreement, excluding for this purpose any failure or omission not occurring in bad faith or any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

                  (v) Richard Snyder's departure from the Company.


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            (b) (2) Good Reason: Change of Control. The Executive's employment further may be terminated by the Executive for Good Reason upon a Change of Control. For purposes of this Agreement, a Change of Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company, an employee benefit plan of the Company, or any of the Company's direct or indirect affiliates (hereinafter, a "Third Party"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company or (ii) all or substantially all of the assets of the Company are acquired by a Third Party.

            (c) Death. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

            (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
(iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be (although such Date of Termination shall retroactively cease to apply if the circumstances providing the basis of termination for Cause or Good Reason are cured in accordance with
Section 4(a) or 4(b) of this Agreement, respectively), (ii) if the Executive's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death, the Date of Termination shall be the date of death of the Executive.

      5. Obligations of the Company Upon Termination. (a) Good Reason; Other Than for Cause. If, during the Employment Term, the Company shall terminate the Executive's employment other than for Cause or the Executive shall terminate employment for Good Reason:

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            (i) the Company shall pay to the Executive the aggregate of the following amounts:

                  A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, and
            (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the "Accrued Obligations"). All Accrued Obligations shall be paid in a lump sum in cash within 30 days of the Date of Termination; and

                  B. two times the Executive's Annual Base Salary as set forth in Section 3(a) for the year in which the Date of Termination falls, to be paid either (1) in a lump sum, if approved by the Board, 30 days after the Date of Termination, or (2) as salary continuation for a period of two years following the Date of Termination. The Executive shall have no duty or obligation to mitigate, and such salary continuation payments will continue even in the event the Executive becomes reemployed by another employer.

            (ii) all stock options, restricted stock and other stock-based compensation shall become exercisable or vested pursuant to Section 3(c)(3) herein;

            (iii) for two years after the Executive's Date of Termination, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in
      Section 3(e) of this Agreement if the Executive's employment had not been terminated, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the corresponding medical and other welfare benefits described herein shall be terminated. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the later of two years after the Date of Termination or the end of the Employment Term and to have retired on the last day of such period;

            (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided to the Executive or which the Executive is

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      entitled to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, to the extent payment of any such amounts or benefits are not already provided for under this Agreement (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

            (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations, the right to exercise the Executive's Stock Option under Section 3(c)(1) herein, and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

            (c) Cause; Other Than for Good Reason. If, during the Employment Term, the Executive's employment shall be terminated by the Company for Cause or by the Executive without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the payment of Accrued Obligations, and the payment or provision of Other Benefits. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Upon a termination of the Executive's employment for Cause by the Company or by the Executive without Good Reason, the Executive shall forfeit all stock options that are not vested on the Date of Termination. If the Executive's employment is terminated for Cause, nothing in this Agreement shall prevent the Company from pursuing any other available remedies against the Executive.

      6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

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      7. Full Settlement; Legal Fees. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Company agrees to pay as incurred, all legal and professional fees and expenses which the Executive may reasonably incur as a result of the negotiation and preparation of this Agreement, the Executive's indirect investment in the Company and the transactions contemplated hereby and thereby, and any contest by the Executive in good faith, by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in
Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code") provided that in connection with any contest of this Agreement, the Executive shall only be entitled to reimbursement of legal fees in the event that he prevails with respect to at least one material issue.

      8. Confidential Information; Non-Solicitation. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

            (b) For a period of one year following the termination of the Executive's employment for any reason, the Executive shall not, directly or indirectly, (i) employ or seek to employ any person who is at the Date of Termination, or was at any time within the six-month period preceding the Date of Termination, an employee of the Company or any of its subsidiaries or affiliates or otherwise cause or induce any employee of the Company or any of its subsidiaries or affiliates to terminate such employee's employment with the Company or such subsidiary or affiliate for the employment of another company (included for this purpose the contracting with any person who was an independent contractor of the Company during such period) or (ii) solicit any customers of the Company to purchase products or services then sold by the Company from another person or entity without, in either case, the prior written consent of the Company's Board of Directors.

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      9. Employment Renewal. Six months prior to expiration of the
Employment Term, the Company and the Executive shall enter into good-faith negotiations for a new employment agreement. If the Company fails to offer the Executive a new agreement with terms no less favorable than as set forth herein, or if such offer is subsequently revoked, the Executive shall receive
(A) two times the Executive's then current Annual Base Salary as set forth in
Section 3(a) herein to be paid either (1) in a lump sum, if approved by the Board, 30 days after the date of expiration of the Employment Term or (2) as salary continuation for a period of two years following the date of the expiration of the Employment Term, and (B) continuation, for a two year period, of medical and other welfare benefits as described in Section 3(e) herein, provided, however, that if the Executive becomes reemployed with another employer, such salary continuation payments and benefits continuation shall terminate.

      10. Successors.

            (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) Subject to Section 4(b)(2), the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.


      11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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                         If to the Executive:

                         Mr. Philip Rowley
                         55 Hudson Street
                         Apartment 10B
                         New York, New York   10013

                         If to the Company:
                         Golden Books Family Entertainment, Inc.
                         850 Third Avenue
                         New York, New York 10022

                         Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4 (b)(1) and (b)(2) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

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      IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                  PHILIP ROWLEY

                                  /s/ Philip Rowley
                                  -----------------------------------------


                                  GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.

                                  By: /s/ Richard E. Synder
                                     --------------------------------------
                                     Name: Richard E. Snyder
                                     Title: Chairman of the Board of Directors
                                            and Chief Executive Officer



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